Investor Relations and Media Contact:
Berry Allen
(847) 653-7375
Taylor Capital Group reports
second quarter net income of $9.4 million

Revenue up 14% to $83.0 million

CHICAGO, IL - July 17, 2014 - Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported results for the second quarter of 2014.

Net income for the quarter was $9.4 million, compared to $9.9 million for the first quarter of 2014. Net income applicable to common stockholders for the quarter was $7.4 million, or $0.24 per diluted share, compared to $9.9 million, or $0.32 per diluted share, for the first quarter of 2014.

The results for the second quarter of 2014 included certain penalties assessed on Cole Taylor Bank by the Federal Reserve Board and the Illinois Department of Financial and Professional Regulation, related to a recently disclosed regulatory matter, the expense associated with recognizing the fair value of a standby commitment related to the same matter, expenses related to the pending merger with MB Financial, Inc. (“MB Financial”) and certain costs related to other strategic initiatives.  These items taken together totaled approximately $8.8 million pre-tax.  By comparison, net income for the first quarter of 2014 included merger and other strategic initiative expense totaling $0.7 million pre-tax.

The following table compares selected additional financial information for the periods indicated:

(dollars in millions)	2Q14	1Q14	Change from 1Q14 to 2Q14	2Q13	Change from 2Q13 to 2Q14
Total commercial loans (period-end)	$3,419.4	$3,370.4	1.5%	$3,000.2	14.0%
Average total deposits	$3,945.8	$3,837.9	2.8%	$3,690.2	6.9%
Net interest income	$44.1	$43.9	0.5%	$41.1	7.3%
Net interest margin	3.41%	3.49%	-8 bps	3.16%	25 bps
Mortgage banking revenue	$32.2	$23.1	39.4%	$38.5	(16.4)%
Loan loss provision	$1.5	$2.6	(42.3)%	$0.7	114.3%
Net income	$9.4	$9.9	(5.1)%	$15.6	(39.7)%
Normalized net income (1)	$16.7	$10.3	62.1%	$19.0	(12.1)%
(1) The Normalized net income non-GAAP measure is equal to net income adjusted for gains and losses on investment securities, fines and penalties, fair value of standby commitment, merger and other strategic initiative expense and early extinguishment of debt. These are items which management has deemed to be outside the normal course of business operations.

“I am very proud of our results for the second quarter,” said Mark A. Hoppe, President and Chief Executive Officer of the Company. “We have a terrific team that is consistently able to focus on our most important asset - our clients. While there were several significant items this quarter, after normalizing for those our core results were exceptionally strong and continue to demonstrate the value of our well-developed diversification strategy. Cole Taylor Mortgage had an excellent quarter delivering significant growth in origination volume and income, as well as in servicing income. The strong bottom line results from the mortgage unit further demonstrate its ability to capitalize on changing market conditions. The Banking segment generated annualized commercial loan growth of 6%, led by our national asset-based lending and equipment finance lines of business. Our ongoing focus on credit quality continues as nonperforming assets declined for the third consecutive quarter and are at the lowest level since the end of 2007.

“The Federal Reserve Board recently approved the application relating to our proposed merger with MB Financial, Inc.,” Hoppe continued. “While the transaction remains subject to the approval of the Office of the Comptroller of the Currency, and other customary closing conditions, we are excited about this important step forward and the bright future for our combined organization. I am especially grateful for the support that we’ve received from our customers and shareholders during this transition and for the dedication my colleagues have shown in providing our customers with the best possible service.”

SECOND QUARTER 2014 HIGHLIGHTS - COMPARISON TO FIRST QUARTER 2014

•	Total commercial loans grew $49.1 million, or 1.5%, from March 31, 2014

•	Mortgage banking revenue was $32.2 million for the second quarter of 2014, up 39.4% from $23.1 million for the first quarter of 2014

•	Mortgage origination volume was $1.35 billion for the second quarter of 2014, up from $1.05 billion for the first quarter of 2014

•	Pre-tax, pre-provision operating earnings(1) were $19.3 million for the second quarter of 2014, up 4.3% from $18.5 million for the first quarter of 2014

•	As of June 30, 2014, the Company’s Tier I Risk Based Capital ratio was 11.38%, its Total Risk Based Capital ratio was 12.64% and its Tier I Capital to Average Assets leverage ratio was 9.67%

Second quarter 2014 credit quality indicators as compared to first quarter of 2014

•	Nonperforming loans were $72.7 million and 1.97% of total loans at June 30, 2014, as compared to $72.9 million and 2.00% of total loans at March 31, 2014

•	At June 30, 2014, commercial criticized and classified loans(2) totaled $210.9 million, compared to $184.6 million at March 31, 2014

•	Other real estate owned (“OREO”) and repossessed assets were $7.3 million at June 30, 2014, down 27.0% from $10.0 million at March 31, 2014

•	The allowance for loan losses as a percent of nonperforming loans was 112.3% at June 30, 2014, compared to 113.6% at March 31, 2014

•	Credit costs(3) were $848,000 for the second quarter of 2014, down 69.7% from $2.8 million for the first quarter of 2014

SECOND QUARTER 2014 - COMPARISON TO SECOND QUARTER 2013

•	Total commercial loans increased to $3.42 billion at June 30, 2014, up $419.2 million, or 14.0%, from June 30, 2013

•	Net interest margin increased to 3.41% for the second quarter of 2014 from 3.16% for the second quarter of 2013

•	Mortgage origination volume was $1.35 billion for the second quarter of 2014, as compared to $1.87 billion for the second quarter of 2013

SECOND QUARTER 2014 PERFORMANCE OVERVIEW

Results of Operations - Comparisons to first quarter 2014

Net income for the second quarter of 2014 was $9.4 million, compared to $9.9 million for the first quarter of 2014, a decrease of 5.1%. Net income applicable to common stockholders for the second quarter of 2014 was $7.4 million, compared to $9.9 million for the first quarter of 2014.

Income before income taxes was $18.4 million for the second quarter of 2014, compared to $15.8 million for the first quarter of 2014, an increase of 16.5%.

Pre-tax, pre-provision operating earnings were $19.3 million for the second quarter of 2014, compared to $18.5 million for the first quarter of 2014, an increase of 4.3%.

Revenue(4)

Revenue totaled $83.0 million for the second quarter of 2014, compared to $72.9 million for the first quarter of 2014, an increase of 13.9%.

Net interest income was $44.1 million for the second quarter of 2014, as compared to $43.9 million for the first quarter of 2014. The increase in net interest income of $220,000 was primarily the result of an increase in mortgage loans held for sale for the quarter due to increased origination volume.
Noninterest income, excluding investment security gains and losses, was $38.9 million for the second quarter of 2014, compared to $29.1 million for the first quarter of 2014, an increase of 33.7%.  The increase in noninterest income, was primarily due to a $9.2 million increase in mortgage banking revenue due to a $7.3 million increase in origination income as both mortgage origination volume and gain on sale margins improved. In addition servicing revenue increased $1.9 million primarily due to an increase in the servicing portfolio at Cole Taylor Mortgage.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense, was $63.7 million for the second quarter of 2014, compared to $54.4 million for the first quarter of 2014, an increase of $9.3 million, or 17.1%. The increase in noninterest expense was primarily due to $5.6 million of penalties and the fair value of a standby commitment, both related to a recently disclosed regulatory matter, a $3.3 million increase in performance-related incentive compensation as a result of improved performance and a $2.6 million charge for a fixed asset abandonment. Partially offsetting these increases was a $2.5 million reduction in servicing-related expense and a $1.8 million decrease in employee taxes. Servicing-related expense decreased due to a reduction in the fees paid to a third party servicer as most loans are now serviced in-house. The prior quarter also included approximately $1.1 million of certain one-time costs associated with transferring the bulk of Cole Taylor Mortgage’s loan servicing portfolio to an in-house platform. Employee taxes decreased in the second quarter of 2014 primarily due to seasonality as certain employment tax expenses are typically higher in the first quarter of each year.

Preferred Dividends

Dividends on the Series A Preferred stock were $2.0 million in the second quarter of 2014 as compared to zero dividend expense in the first quarter of 2014. As required by the Series A Preferred stock and in connection with the repurchase and redemption of the Series B Preferred stock in 2013, the $2.0 million quarterly dividend on the Series A Preferred stock, which would have otherwise been recorded in the first quarter of 2014, was instead declared and recorded in the fourth quarter of 2013.

Results of Operations - Comparisons to Second Quarter 2013

Net income for the second quarter of 2014 was $9.4 million, compared to $15.6 million for the second quarter of 2013. Net income applicable to common stockholders for the second quarter of 2014 was $7.4 million, compared to $11.8 million for the second quarter of 2013, a decrease of 37.3%.

Income before income taxes was $18.4 million for the second quarter of 2014, compared to $26.2 million for the second quarter of 2013, a decrease of 29.8%.

Pre-tax, pre-provision operating earnings totaled $19.3 million for the second quarter of 2014, compared to $31.1 million for the second quarter of 2013, a decrease of 37.9%.

Revenue

Revenue totaled $83.0 million for the second quarter of 2014, compared to $87.2 million for the second quarter of 2013, a decrease of 4.8%.

Net interest income was $44.1 million for the second quarter of 2014, as compared to $41.1 million for the second quarter of 2013, an increase of 7.3%. The increase in net interest income was the result of the combination of a $1.9 million reduction in interest expense and a $1.1 million increase in interest income. Interest expense decreased due to lower rates paid on deposit balances and the early retirement of the Company’s 8% subordinated notes in June 2013. The increase in interest income was primarily due to growth in the commercial loan portfolio.
Noninterest income, excluding investment security gains and losses, was $38.9 million for the second quarter of 2014, compared to $46.1 million for the second quarter of 2013, a decrease of 15.6%.  The decrease was primarily due to a net $6.3 million decrease in mortgage banking revenue. Mortgage loan origination income decreased $10.8 million primarily due to a reduction in mortgage loan origination volume. Total mortgage originations were $1.35 billion in the second quarter of 2014, as compared to $1.87 billion in the second quarter of 2013. Partially offsetting this decrease was a $4.5 million increase in net mortgage servicing income as the mortgage servicing book increased from $12.74 billion at June 30, 2013 to $20.88 billion at June 30, 2014 due to retention of mortgage servicing rights (“MSRs”) on loans originated by Cole Taylor Mortgage and purchases of other MSRs.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, was $63.7 million for the second quarter of 2014, compared to $56.1 million for the second quarter of 2013, an increase of 13.5%. The increase in noninterest expense was primarily due to $5.6 million of penalties and the fair value of a standby commitment related to a recent regulatory matter and a $2.6 million charge for a fixed asset abandonment.

Credit Quality

Loan Portfolio Performance and Credit Quality

Nonperforming loans were $72.7 million at June 30, 2014, as compared to $72.9 million at March 31, 2014 and $69.5 million at June 30, 2013.

OREO and repossessed assets were $7.3 million at June 30, 2014, as compared to $10.0 million at March 31, 2014 and $19.8 million at June 30, 2013. The decrease in OREO and repossessed assets in the second quarter of 2014 was primarily due to sales as the Company continues to actively manage the resolution process.

Total nonperforming assets were $80.0 million at June 30, 2014, down from $82.9 million at March 31, 2014 and $89.3 million at June 30, 2013. Nonperforming assets to total assets were 1.34% at June 30, 2014, down from 1.47% at March 31, 2014 and 1.51% at June 30, 2013.

Total commercial criticized and classified loans were $210.9 million at June 30, 2014, as compared to $184.6 million at March 31, 2014 and $134.2 million at June 30, 2013. The increase in criticized and classified loans from March 31, 2014 was largely attributable to the net migration of certain asset-based lending loans into the special mention category. Total loans outstanding for the asset-based lending portfolio were $728.1 million as of June 30, 2014 as compared to $698.6 million as of March 31, 2014 and $647.2 million as of June 30, 2013. To date, the asset-based lending portfolio has experienced only one credit-related loss since its inception in 2008.

Allowance and Provision for Loan Losses

The allowance for loan losses was $81.7 million at June 30, 2014, down from $82.9 million at March 31, 2014 and $83.6 million at June 30, 2013. The allowance for loan losses as a percent of nonperforming loans was 112.34% at June 30, 2014, as compared to 113.65% at March 31, 2014 and 120.19% at June 30, 2013.

The provision for loan losses was $1.5 million for the second quarter of 2014, compared to $2.6 million for the first quarter of 2014 and $700,000 for the second quarter of 2013. The decrease of $1.1 million in the second quarter of 2014 as compared to the first quarter of 2014 was primarily the result of a $1.2 million decrease in the general reserve as our historical loss assessment factors have decreased based on our more recent and improved charge-off experience.

Balance Sheet

Assets

Total assets at June 30, 2014 were $5.96 billion, up from $5.65 billion at March 31, 2014.

Cash and cash equivalents were $136.4 million as of June 30, 2014, down 1.6% from $138.6 million as of March 31, 2014.

Investment securities were $1.09 billion at June 30, 2014, down 0.6% from $1.10 billion at March 31, 2014.

Loans held for sale were $697.2 million at June 30, 2014, an increase of $261.1 million from March 31, 2014, primarily due to increased mortgage origination volume by Cole Taylor Mortgage in the second quarter of 2014, particularly in June, relative to the first quarter and the timing of loan sales near the end of the quarter.

Net loans at June 30, 2014 were $3.61 billion, as compared to $3.57 billion at March 31, 2014. Commercial and industrial loans were $2.00 billion at June 30, 2014, as compared to $1.94 billion at March 31, 2014, an increase of 3.1%, with second quarter growth largely attributable to the Company’s national lending platforms. Commercial real estate secured loans were $1.08 billion at June 30, 2014, down slightly from $1.11 billion at March 31, 2014. Commercial construction and land loans were $134.5 million at June 30, 2014, up from $132.7 million at March 31, 2014. Lease receivables were $157.0 million at June 30, 2014, up $13.9 million, or 9.7%, from March 31, 2014, primarily as a result of new leases sourced by the Company’s recently expanded direct sales channel. Consumer loans, which consist primarily of residential mortgages, were $288.3 million at June 30, 2014, down $6.3 million from March 31, 2014, due to the continued planned reduction of the home equity line of credit portfolio.

Investment in Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank stock was $61.6 million as of June 30, 2014, as compared to $49.6 million as of March 31, 2014. The increase of $12.0 million in these investments was due to the increase in the Bank’s use of short term FHLB borrowings.

The MSR asset was $227.7 million as of June 30, 2014, essentially unchanged from March 31, 2014. The unpaid principal balance of loans serviced was $20.88 billion as of June 30, 2014, up 3.7% from March 31, 2014. The Company invests in MSRs and retains servicing on most mortgage loans originated as part of its strategy to diversify the revenue streams of Cole Taylor Mortgage.

Liabilities and Stockholders’ Equity

Total liabilities at June 30, 2014 were $5.46 billion, as compared to $5.17 billion at March 31, 2014.

Total deposits were $4.0 billion at June 30, 2014, compared to $3.95 billion at March 31, 2014, an increase of 1.2%. Total deposits increased in the second quarter primarily due to a planned increase in time deposits for liquidity management purposes. Total time deposits increased $101.2 million to $1.31 billion at June 30, 2014. Partially offsetting this increase, money market deposits decreased $73.6 million to $616.9 million at June 30, 2014.

Average total deposits for the second quarter of 2014 increased 2.8% to $3.95 billion from $3.84 billion in the first quarter of 2014, primarily due to an increase in time deposits.

Short-term borrowings increased $233.1 million in the second quarter to $1.28 billion as of June 30, 2014, primarily to fund the growth in loans held for sale.

Total stockholders’ equity increased $16.7 million from $482.6 million at March 31, 2014 to $499.3 million at June 30, 2014, primarily due to retaining the net income available to common stockholders earned in the second quarter and a $9.1 million increase in accumulated other comprehensive income resulting from an increase in the market value of available for sale securities.

Capital

At June 30, 2014, the Company’s Tier I Risk Based Capital ratio was 11.38%, while its Total Risk Based Capital ratio was 12.64% and its Tier I Capital to Average Assets leverage ratio was 9.67%.

Each of these Company ratios exceeded the regulatory requirements for well-capitalized banks of 6.00% for the Tier I Risk Based Capital ratio, 10.00% for the Total Risk Based Capital ratio and 5.00% for the Tier I Capital to Average Assets leverage ratio.

Accompanying Financial Statements and Tables
This press release is accompanied by the following unaudited financial information:

•	Condensed Consolidated Balance Sheets

•	Consolidated Statements of Income

•	Summary of Key Quarterly Financial Data

•	Summary of Key Year-to-Date Financial Data

•	Summary of Key Period-End Financial Data

•	Composition of Loan Portfolio

•	Credit Quality

•	Loan Portfolio Aging

•	Funding Liabilities

•	Summary of Quarterly Segment Financial Data

•	Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is the holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago with assets of $6.0 billion as of June 30, 2014. For more than 80 years, Cole Taylor Bank has been successfully meeting the banking needs of closely-held companies and the people who own and manage them by focusing on a relationship-based approach to business. Through its national businesses, Cole Taylor provides a full range of financial services, including asset based lending, commercial equipment financing, and residential mortgage lending.

Endnotes:
(1) Schedules reconciling earnings in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to the non-GAAP measurement of revenue, pre-tax, pre-provision operating earnings and normalized net income are provided in the attached tables.
(2) Commercial criticized and classified loans are defined as special mention, substandard, and nonaccrual loans in commercial and industrial, commercial real estate, residential construction and land, and commercial construction and land, excluding consumer loans.
(3) Credit costs are defined as provision for loan losses plus nonperforming asset expense.
(4) Revenue is defined as net interest income plus noninterest income less investment securities gains and losses and impairment of investment securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “contemplate,” “plan,” “predict,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2014 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, without limitation:

•	The Agreement and Plan of Merger (the “Merger Agreement”) with MB Financial may be terminated in accordance with its terms, and the merger contemplated thereby may not be completed.

•	Termination of the Merger Agreement could negatively impact us.

•	We may be subject to business uncertainties and contractual restrictions while the merger is pending.

•
We and MB Financial have entered into a stipulation of settlement with the plaintiffs to settle two stockholder actions previously filed against us, our board of directors and MB Financial challenging the merger and the plaintiffs have moved for preliminary court approval of the settlement. It is possible that additional suits may be filed in the future. If the settlement of these existing suits is not approved by the court or is otherwise voided, an adverse ruling in these or any similar future lawsuits may prevent the merger from being completed or from being completed within the expected timeframe.

•
The Merger Agreement limits our ability to pursue an alternative acquisition proposal and requires us to pay a termination fee of $20 million under limited circumstances relating to alternative acquisition proposals.

•	We may be materially and adversely affected by the highly regulated environment in which we operate.

•
Dependence on our mortgage business may increase volatility in our consolidated revenues and earnings and our residential mortgage lending profitability could be significantly reduced if we are not able to originate and sell mortgage loans at profitable margins.

•	Changes in interest rates may change the value of our MSR portfolio which may increase the volatility of our earnings.

•
Certain hedging strategies that we use to manage investment in MSRs, mortgage loans held for sale and interest rate lock commitments may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•	Our mortgage loan repurchase reserve for losses could be insufficient.

•	A significant increase in certain loan balances associated with our mortgage business may result in liquidity risk related to the funding of these loans.

•
We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. Our controls and procedures may fail or be circumvented.

•	We are dependent on outside third parties for processing and handling of our records and data.

•
System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•	We may not be able to access sufficient and cost-effective sources of liquidity.

•	We are subject to liquidity risk, including unanticipated deposit volatility.

•	Changes in certain credit ratings related to us or our credit could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•	As a bank holding company, our sources of funds are limited.

•	We are subject to interest rate risk, including interest rate fluctuations that could have a material adverse effect on us.

•	Competition from financial institutions and other financial services providers may adversely affect our growth and profitability and have a material adverse effect on us.

•	Our business is subject to the conditions of the economies in which we operate and weakness in those economies and the real estate markets may materially and adversely affect us.

•	Our business is subject to domestic and to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could materially and adversely affect us.

•
The preparation of our consolidated financial statements requires us to make estimates and judgments, including the use of models, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•
We must manage credit risk and if we are unable to do so, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio, which could have a material adverse effect on us.

•	We have counterparty risk and therefore we may be materially and adversely affected by the soundness of other financial institutions.

•	We are subject to lending concentration risks.

•	We are subject to mortgage asset concentration risks.

•	Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•	Our reputation could be damaged by negative publicity.

•	New and less mature lines of business, new products and services or new customer relationships may subject us to certain additional risks.

•	We may experience difficulties in managing our future growth.

•	We and our subsidiaries are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

•
Regulatory requirements adopted by the U.S. federal bank regulatory agencies to implement Basel III, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

•
We have not paid a dividend on our common stock since the second quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned "Risk Factors” in our December 31, 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 7, 2014, current Reports on Form 8-K and other filings we have made with the SEC. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)	(Unaudited)
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013
ASSETS
Cash and cash equivalents	$136,377	$138,569	$90,817
Investment securities	1,093,079	1,100,056	1,120,731
Loans held for sale	697,155	436,086	473,890
Loans, net of allowance for loan losses of $81,687 at June 30, 2014, $82,891 at March 31, 2014 and $81,864 at December 31, 2013	3,611,316	3,568,122	3,566,511
Premises, leasehold improvements and equipment, net	27,996	26,350	26,919
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	61,617	49,617	64,612
Mortgage servicing rights	227,730	227,695	216,111
Other real estate and repossessed assets, net	7,259	9,950	10,049
Other assets	100,526	96,573	116,178
Total assets	$5,963,055	$5,653,018	$5,685,818

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,113,886	$1,068,207	$1,048,946
Interest-bearing	2,885,654	2,885,178	2,602,037
Total deposits	3,999,540	3,953,385	3,650,983
Accrued interest, taxes and other liabilities	101,429	87,369	105,350
Short-term borrowings	1,276,184	1,043,097	1,378,327
Junior subordinated debentures	86,607	86,607	86,607
Total liabilities	5,463,760	5,170,458	5,221,267

Stockholders' equity:
Preferred stock, Series A	100,000	100,000	100,000
Nonvoting preferred stock	13	13	13
Common stock	307	308	307
Surplus	418,169	417,984	417,429
Accumulated deficit	(74)	(7,486)	(17,430)
Accumulated other comprehensive income (loss), net	10,465	1,326	(6,183)
Treasury stock	(29,585)	(29,585)	(29,585)
Total stockholders' equity	499,295	482,560	464,551
Total liabilities and stockholders' equity	$5,963,055	$5,653,018	$5,685,818

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Jun. 30, 2013	Jun. 30, 2014	Jun. 30, 2013
Interest income:
Interest and fees on loans	$40,356	$39,811	$37,499	$80,167	$75,128
Interest and dividends on investment securities:
Taxable	6,259	6,486	8,398	12,745	17,015
Tax-exempt	2,497	2,545	2,077	5,042	3,504
Interest on cash equivalents	1	—	1	1	2
Total interest income	49,113	48,842	47,975	97,955	95,649

Interest expense:
Deposits	3,218	3,169	4,213	6,387	8,477
Short-term borrowings	382	382	473	764	893
Junior subordinated debentures	1,439	1,437	1,444	2,876	2,887
Subordinated notes	—	—	763	—	1,627
Total interest expense	5,039	4,988	6,893	10,027	13,884

Net interest income	44,074	43,854	41,082	87,928	81,765
Provision for loan losses	1,500	2,600	700	4,100	1,000
Net interest income after provision for loan losses	42,574	41,254	40,382	83,828	80,765

Noninterest income:
Service charges	3,588	3,620	3,505	7,208	6,996
Mortgage banking revenue	32,241	23,057	38,533	55,298	70,563
Gain on sales of investment securities, net	—	35	6	35	7
Other derivative income (loss)	840	(31)	1,704	809	3,264
Letter of credit and other loan fees	1,369	1,254	1,074	2,623	2,165
Other noninterest income	909	1,163	1,279	2,072	2,825
Total noninterest income	38,947	29,098	46,101	68,045	85,820

Noninterest expense:
Salaries and employee benefits	36,168	34,655	37,322	70,823	71,350
Occupancy of premises, furniture and equipment	4,084	3,957	3,519	8,041	6,824
Nonperforming asset expense	(652)	166	(1,198)	(486)	(639)
Early extinguishment of debt	—	—	5,380	—	5,380
FDIC assessment	2,163	1,862	1,759	4,025	3,783
Legal fees, net	1,147	1,010	1,117	2,157	1,975
Loan expense, net	2,825	2,189	2,895	5,014	5,266
Outside services	1,227	3,559	2,818	4,786	5,314
Computer processing	1,929	1,768	1,047	3,697	2,013
Fines and penalties	4,110	—	—	4,110	—
Other noninterest expense	10,079	5,397	5,612	15,476	10,760
Total noninterest expense	63,080	54,563	60,271	117,643	112,026

Income before income taxes	18,441	15,789	26,212	34,230	54,559
Income tax expense	9,029	5,845	10,595	14,874	21,685
Net income	9,412	9,944	15,617	19,356	32,874
Preferred dividends and discounts	(2,000)	—	(3,780)	(2,000)	(7,441)
Net income applicable to common stockholders	$7,412	$9,944	$11,837	$17,356	$25,433

Basic income per common share	$0.24	$0.32	$0.39	$0.57	$0.84
Diluted income per common share	0.24	0.32	0.39	0.56	0.83
Weighted-average common shares outstanding	29,178,214	29,075,072	28,687,406	29,126,928	28,641,738
Weighted-average diluted common shares outstanding	29,364,567	29,323,756	28,995,753	29,345,162	28,977,242

SUMMARY OF KEY QUARTERLY FINANCIAL DATA
(dollars in thousands)
Unaudited

	2014		2013
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Condensed Income Data:
Net interest income	$44,074	$43,854	$45,204	$46,027	$41,082
Provision for loan losses	1,500	2,600	1,100	300	700
Total noninterest income	38,947	29,098	39,640	32,472	46,101
Total noninterest expense	63,080	54,563	62,079	54,542	60,271
Income before income taxes	18,441	15,789	21,665	23,657	26,212
Income tax expense	9,029	5,845	6,701	9,488	10,595
Net income	9,412	9,944	14,964	14,169	15,617
Preferred dividends and discounts	(2,000)	—	(4,876)	(3,583)	(3,780)
Net income applicable to common stockholders	$7,412	$9,944	$10,088	$10,586	$11,837

Non-GAAP Measures of Performance: (1)
Revenue	$83,021	$72,917	$78,953	$78,438	$87,177
Pre-tax, pre-provision operating earnings	19,289	18,520	19,120	23,060	31,088

Per Share Data:
Basic income per common share	$0.24	$0.32	$0.33	$0.35	$0.39
Diluted income per common share	0.24	0.32	0.33	0.34	0.39
Tangible book value per common share	13.60	13.02	12.43	12.47	12.22
Weighted average common shares-basic	29,178,214	29,075,072	29,004,826	28,936,361	28,687,406
Weighted average common shares-diluted	29,364,567	29,323,756	29,266,098	29,176,070	28,995,753
Common shares outstanding-end of period	29,365,677	29,370,998	29,329,530	29,333,540	29,098,639

Performance Ratios (annualized):
Return on average assets	0.66%	0.71%	1.03%	0.96%	1.09%
Return on average common equity	7.48%	10.44%	10.84%	11.69%	12.66%
Efficiency ratio (2)	75.98%	74.83%	78.63%	69.54%	69.14%

Average Balance Sheet Data: (3)
Total assets	$5,709,507	$5,599,140	$5,827,825	$5,893,140	$5,747,219
Investments	1,159,347	1,187,563	1,368,550	1,491,554	1,472,316
Cash equivalents	351	98	160	541	237
Loans held for sale	511,568	420,815	463,756	626,043	634,327
Loans	3,663,717	3,624,226	3,633,969	3,442,999	3,254,918
Total interest-earning assets	5,334,983	5,232,702	5,466,435	5,561,137	5,361,798
Interest-bearing deposits	2,870,174	2,826,405	2,786,288	2,767,265	2,494,537
Borrowings	1,184,424	1,185,596	1,330,934	1,425,545	1,397,300
Total interest-bearing liabilities	4,054,598	4,012,001	4,117,222	4,192,810	3,891,837
Noninterest-bearing deposits	1,075,637	1,011,485	1,081,148	1,061,917	1,195,709
Total stockholders' equity	496,509	480,873	526,313	545,391	578,142

Tax Equivalent Net Interest Margin:
Net interest income as stated	$44,074	$43,854	$45,204	$46,027	$41,082
Add: Tax equivalent adjust. - investment (4)	1,345	1,370	1,548	1,522	1,119
Tax equivalent adjust. - loans (4)	8	13	26	27	29
Tax equivalent net interest income	$45,427	$45,237	$46,778	$47,576	$42,230
Net interest margin without tax adjustment	3.31%	3.38%	3.29%	3.29%	3.07%
Net interest margin - tax equivalent (4)	3.41%	3.49%	3.41%	3.41%	3.16%
Yield on earning assets without tax adjustment	3.69%	3.77%	3.67%	3.70%	3.59%
Yield on earning assets - tax equivalent (4)	3.79%	3.87%	3.79%	3.81%	3.67%
Yield on interest-bearing liabilities	0.50%	0.50%	0.50%	0.53%	0.71%
Net interest spread without tax adjustment	3.19%	3.27%	3.17%	3.17%	2.88%
Net interest spread - tax equivalent (4)	3.29%	3.37%	3.29%	3.28%	2.96%
Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)	Average balances are daily averages.

(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

SUMMARY OF KEY YEAR-TO-DATE FINANCIAL DATA
(dollars in thousands)
Unaudited

	For the Six Months Ended June 30,
	2014	2013
Condensed Income Data:
Net interest income	$87,928	$81,765
Provision for loan losses	4,100	1,000
Total noninterest income	68,045	85,820
Total noninterest expense	117,643	112,026
Income before income taxes	34,230	54,559
Income tax expense	14,874	21,685
Net income	19,356	32,874
Preferred dividends and discounts	(2,000)	(7,441)
Net income applicable to common stockholders	$17,356	$25,433

Non-GAAP Measures of Performance: (1)
Revenue	$155,938	$167,578
Pre-tax, pre-provision operating earnings	37,809	60,293

Per Share Data:
Basic income per common share	$0.57	$0.84
Diluted income per common share	0.56	0.83
Tangible book value per common share	13.60	12.22
Weighted average common shares-basic	29,126,928	28,641,738
Weighted average common shares-diluted	29,345,162	28,977,242
Common shares outstanding-end of period	29,365,677	29,098,639

Performance Ratios (Annualized):
Return on average assets	0.68%	1.15%
Return on average common equity	8.93%	13.73%
Efficiency ratio (2)	75.44%	66.85%

Average Balance Sheet Data: (3)
Total assets	$5,654,627	$5,694,995
Investments	1,173,377	1,416,575
Cash equivalents	225	395
Loans held for sale	466,442	662,573
Loans	3,644,079	3,216,480
Total interest-earning assets	5,284,123	5,296,023
Interest-bearing deposits	2,848,408	2,459,847
Borrowings	1,185,007	1,309,129
Total interest-bearing liabilities	4,033,415	3,768,976
Noninterest-bearing deposits	1,043,738	1,264,451
Total stockholders' equity	488,734	574,418

Tax Equivalent Net Interest Margin:
Net interest income as stated	$87,928	$81,765
Add: Tax equivalent adjust. - investment (4)	2,715	1,888
Tax equivalent adjust. - loans (4)	21	58
Tax equivalent net interest income	$90,664	$83,711
Net interest margin without tax adjust.	3.35%	3.10%
Net interest margin - tax equivalent (4)	3.45%	3.18%
Yield on earning assets without tax adjust.	3.73%	3.63%
Yield on earning assets - tax equivalent (4)	3.83%	3.70%
Yield on interest-bearing liabilities	0.50%	0.74%
Net interest spread - without tax adjust.	3.23%	2.89%
Net interest spread - tax equivalent (4)	3.33%	2.96%
Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)	Average balances are daily averages.

(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

SUMMARY OF KEY PERIOD-END FINANCIAL DATA
(dollars in thousands)
Unaudited

	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Condensed Balance Sheet Data:
Investment securities	$1,093,079	$1,100,056	$1,120,731	$1,420,906	$1,434,326
Loans held for sale	697,155	436,086	473,890	498,276	693,937
Loans	3,693,003	3,651,013	3,648,375	3,628,658	3,302,548
Allowance for loan losses	81,687	82,891	81,864	85,013	83,576
Total assets	5,963,055	5,653,018	5,685,818	6,014,694	5,901,370
Total deposits	3,999,540	3,953,385	3,650,983	3,697,196	3,692,426
Total borrowings	1,362,791	1,129,704	1,464,934	1,652,258	1,515,462
Total stockholders' equity	499,295	482,560	464,551	544,719	560,274

Asset Quality Ratios:
Nonperforming loans	$72,716	$72,936	$81,825	$86,045	$69,539
Nonperforming assets	79,975	82,886	91,874	100,434	89,333
Allowance for loan losses to total loans	2.21%	2.27%	2.24%	2.34%	2.53%
Allowance for loan losses to nonperforming loans	112.34%	113.65%	100.05%	98.80%	120.19%
Nonperforming assets to total loans plus repossessed property	2.16%	2.26%	2.51%	2.76%	2.69%

Capital Resources (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	12.64%	12.93%	12.65%	14.15%	15.22%
Tier I Capital (to Risk Weighted Assets)	11.38%	11.67%	11.40%	12.89%	13.96%
Leverage (to average assets)	9.67%	9.73%	9.18%	10.30%	10.87%
Total Capital	$610,735	$600,876	$591,908	$663,917	$679,379
Tier I Capital	550,057	542,464	533,123	604,920	623,221

COMPOSITION OF LOAN PORTFOLIO (unaudited)
(dollars in thousands)

The following table presents the composition of the Company's loan portfolio as of the dates indicated:

	June 30, 2014		March 31, 2014		December 31, 2013
Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,997,356	53.9%	$1,940,095	53.0%	$1,935,377	52.9%
Commercial real estate secured	1,084,034	29.2	1,109,042	30.3	1,124,227	30.7
Residential construction and land	46,565	1.3	45,417	1.2	46,079	1.3
Commercial construction and land	134,521	3.6	132,729	3.6	121,682	3.3
Lease receivables	156,968	4.2	143,091	3.9	132,013	3.6
Total commercial loans	3,419,444	92.2	3,370,374	92.0	3,359,378	91.8
Consumer	288,256	7.8	294,546	8.0	301,377	8.2
Gross loans	3,707,700	100.0%	3,664,920	100.0%	3,660,755	100.0%
Less: Unearned discount	(14,697)		(13,907)		(12,380)
Total loans	3,693,003		3,651,013		3,648,375
Less: Loan loss allowance	(81,687)		(82,891)		(81,864)
Net loans	$3,611,316		$3,568,122		$3,566,511

Loans Held for Sale	$697,155		$436,086		$473,890

The following table provides details of the Company's commercial real estate portfolio:

	June 30, 2014		March 31, 2014		December 31, 2013
Commercial real estate secured:	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial non-owner occupied:
Retail strip centers or malls	$79,747	7.4%	$95,371	8.6%	$102,195	9.1%
Office/mixed use property	156,048	14.4	146,822	13.2	126,662	11.3
Commercial properties	124,067	11.4	123,796	11.2	126,608	11.3
Specialized – other	92,401	8.5	102,014	9.2	101,813	9.1
Other commercial properties	23,421	2.2	18,639	1.7	25,483	2.3
Farmland	2,198	0.2	2,227	0.2	2,256	0.2
Subtotal commercial non-owner occupied	477,882	44.1	488,869	44.1	485,017	43.3
Commercial owner-occupied	476,392	43.9	491,413	44.3	513,126	45.5
Multi-family properties	129,760	12.0	128,760	11.6	126,084	11.2
Total commercial real estate secured	$1,084,034	100.0%	$1,109,042	100.0%	$1,124,227	100.0%

CREDIT QUALITY (unaudited)
(dollars in thousands)

	At or for the Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$—	$—	$—
Nonaccrual loans:
Commercial and industrial	$18,008	$17,841	$15,879
Commercial real estate secured	24,937	26,589	37,474
Residential construction and land	—	—	—
Commercial construction and land	22,550	22,550	22,550
Consumer	7,221	5,956	5,922
Total nonaccrual loans	72,716	72,936	81,825
Total nonperforming loans	72,716	72,936	81,825
Other real estate owned and repossessed assets	7,259	9,950	10,049
Total nonperforming assets	$79,975	$82,886	$91,874

Other Credit Quality Information:
Commercial criticized and classified loans (1)
Special mention	$102,619	$70,227	$73,093
Substandard	42,748	47,368	39,012
Nonaccrual	65,495	66,980	75,903
Total commercial criticized and classified loans	$210,862	$184,575	$188,008
Loans contractually past due 30 – 89 days and still accruing	$8,270	$8,035	$5,189
Performing restructured loans	28,235	35,605	20,736
Recorded balance of impaired loans	93,793	106,066	96,451
Allowance for loan losses related to impaired loans	18,571	18,049	13,687

Allowance for Loan Losses Summary:
Allowance at beginning of period	$82,891	$81,864	$85,013
(Charge-offs), net of recoveries:
Commercial and commercial real estate	(2,396)	(1,819)	(1,713)
Real estate – construction and land	20	426	(2,232)
Consumer	(328)	(180)	(304)
Total net charge-offs	(2,704)	(1,573)	(4,249)
Provision for loan losses	1,500	2,600	1,100
Allowance at end of period	$81,687	$82,891	$81,864

Key Credit Ratios:
Nonperforming loans to total loans	1.97%	2.00%	2.24%
Nonperforming assets to total loans plus repossessed property	2.16%	2.26%	2.51%
Nonperforming assets to total assets	1.34%	1.47%	1.62%
Annualized net charge-offs to average total loans	0.30%	0.17%	0.47%
Allowance to total loans at end of period	2.21%	2.27%	2.24%
Allowance to nonperforming loans	112.34%	113.65%	100.05%
30 – 89 days past due to total loans	0.22%	0.22%	0.14%

(1)	Commercial criticized and classified loans excludes consumer loans.

LOAN PORTFOLIO AGING (unaudited)
(dollars in thousands)

	As of June 30, 2014
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation
Commercial and industrial	$3,150	$—	$18,008	$1,976,198	$1,997,356	54%	$42,648

Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	1,500	—	13,213	65,034	79,747	2%	2,232
Office/mixed use property	105	—	302	155,641	156,048	4%	2,472
Commercial properties	—	—	380	123,687	124,067	3%	3,005
Specialized – other	—	—	4,528	87,873	92,401	3%	1,295
Other commercial properties	—	—	—	23,421	23,421	1%	325
Farmland	—	—	—	2,198	2,198	—%	31
Subtotal commercial non-owner occupied	1,605	—	18,423	457,854	477,882	13%	9,360
Commercial owner-occupied	—	—	6,353	470,039	476,392	13%	7,931
Multi-family properties	203	—	161	129,396	129,760	4%	2,041
Total commercial real estate secured	1,808	—	24,937	1,057,289	1,084,034	30%	19,332

Residential construction and land:
Residential construction	—	—	—	32,567	32,567	1%	2,354
Land	—	—	—	13,998	13,998	—%	1,090
Total residential construction and land	—	—	—	46,565	46,565	1%	3,444

Commercial construction and land	—	—	22,550	111,971	134,521	4%	8,309

Lease receivables, net of unearned discount	—	—	—	142,271	142,271	4%	854
Total commercial loans	4,958	—	65,495	3,334,294	3,404,747	93%	74,587

Consumer loans	3,312	—	7,221	277,723	288,256	7%	7,100
Total loans	$8,270	$—	$72,716	$3,612,017	$3,693,003	100%	$81,687

FUNDING LIABILITIES (unaudited)
(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Three Months Ended
	June 30, 2014		March 31, 2014		June 30, 2013
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
Noninterest-bearing deposits	$1,075,637	27.3%	$1,011,485	26.4%	$1,195,709	32.4%

Interest-bearing deposits:
Commercial interest checking	378,228	9.6	377,103	9.8	159,627	4.3
NOW accounts	548,627	13.9	555,784	14.5	674,375	18.3
Savings deposits	41,408	1.0	40,600	1.1	40,920	1.1
Money market accounts	635,176	16.1	694,531	18.1	768,425	20.8
Brokered money market deposits	3,790	0.1	9,085	0.2	—	—
Certificates of deposit	519,660	13.2	476,370	12.4	550,454	14.9
Brokered certificates of deposit	382,430	9.7	290,749	7.6	162,299	4.4
CDARS time deposits	297,058	7.5	334,262	8.7	127,802	3.5
Public time deposits	63,797	1.6	47,921	1.2	10,635	0.3
Total interest-bearing deposits	2,870,174	72.7	2,826,405	73.6	2,494,537	67.6
Total deposits	$3,945,811	100.0%	$3,837,890	100.0%	$3,690,246	100.0%

The following table sets forth the period-end balances of total deposits as of each of the dates indicated below.

	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013
Noninterest-bearing deposits	$1,113,886	$1,068,207	$1,048,946

Interest-bearing deposits:
Commercial interest checking	373,533	373,467	377,631
NOW accounts	545,817	572,259	566,269
Savings accounts	40,485	41,229	40,357
Money market accounts	603,134	684,358	698,302
Brokered money market deposits	13,743	6,081	51,124
Certificates of deposit	517,645	507,239	472,222
Brokered certificates of deposit	415,272	428,502	203,715
CDARS time deposits	298,837	214,479	142,835
Public time deposits	77,188	57,564	49,582
Total interest-bearing deposits	2,885,654	2,885,178	2,602,037
Total deposits	$3,999,540	$3,953,385	$3,650,983

SUMMARY OF QUARTERLY SEGMENT FINANCIAL DATA (unaudited)
(dollars in thousands)

	For the Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
BANKING:
Net interest income	$40,041	$40,528	$40,975	$40,780	$37,175
Provision for loan losses	1,505	2,603	1,210	233	946
Total noninterest income	6,664	6,001	12,428	7,284	7,528
Total noninterest expense	26,317	25,947	28,363	23,473	25,770
Income before income taxes	18,883	17,979	23,830	24,358	17,987
Income tax expense	7,458	7,102	9,413	9,621	7,105
Net income	$11,425	$10,877	$14,417	$14,737	$10,882

	For the Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
MORTGAGE BANKING:
Net interest income	$5,443	$4,735	$5,517	$6,499	$5,742
Provision for loan losses	(5)	(3)	(110)	67	(246)
Noninterest income:
Loan origination income	18,591	11,292	13,943	17,249	29,355
Net servicing income	13,650	11,763	13,226	7,896	9,176
Total noninterest income	32,241	23,055	27,169	25,145	38,531
Total noninterest expense	32,459	27,943	29,222	29,063	29,086
Income (loss) before income taxes	5,230	(150)	3,574	2,514	15,433
Income tax expense (benefit)	1,918	(278)	1,033	(19)	4,928
Net income	$3,312	$128	$2,541	$2,533	$10,505

Origination Volume	$1,346,150	$1,052,106	$1,169,098	$1,596,431	$1,874,248
Refinance %	31%	41%	40%	37%	62%
Purchase %	69%	59%	60%	63%	38%

	Period-End Balances
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Mortgage servicing book	$20,881,040	$20,136,044	$18,496,230	$16,431,269	$12,740,176
Mortgage servicing rights	227,730	227,695	216,111	184,237	145,729

The Company has identified two operating segments for purposes of financial reporting: Banking and Mortgage Banking. The Banking operating segment includes commercial banking, asset-based lending, equipment finance, retail banking and all other functions that support those units. The Mortgage Banking operating segment originates mortgage loans for sale to investors and for the Company's portfolio through its retail and third party channels. This segment also services mortgage loans for various investors and for loans owned by the Company. Segment results are presented based on our management accounting practices. The information presented in our segment reporting is based on internal allocations, which involve management judgment and is subject to periodic adjustments and enhancements. In addition, the Company utilizes an Other category that includes subordinated debt expense, certain parent company activities, expenses related to the pending merger with MB Financial, and residual income tax expense or benefit.

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)
(dollars in thousands)

The following reconciles the income before income taxes to pre-tax, pre-provision operating earnings for the periods indicated.

	For the Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Income before income taxes	$18,441	$15,789	$21,665	$23,657	$26,212
Add back (subtract):
Credit costs:
Provision for loan losses	1,500	2,600	1,100	300	700
Nonperforming asset expense	(652)	166	2,246	(836)	(1,198)
Credit costs subtotal	848	2,766	3,346	(536)	(498)
Other:
Gain on sales of investment securities	—	(35)	(5,891)	(61)	(6)
Early extinguishment of debt	—	—	—	—	5,380
Other subtotal	—	(35)	(5,891)	(61)	5,374
Pre-tax, pre-provision operating earnings	$19,289	$18,520	$19,120	$23,060	$31,088

The following details the components of revenue for the periods indicated.

	For the Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Net interest income	$44,074	$43,854	$45,204	$46,027	$41,082
Noninterest income	38,947	29,098	39,640	32,472	46,101
Add back (subtract):
Gain on sales of investment securities	—	(35)	(5,891)	(61)	(6)
Revenue	$83,021	$72,917	$78,953	$78,438	$87,177

The following details the components of normalized net income for the periods indicated.

	For the Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Net income	$9,412	$9,944	$14,964	$14,169	$15,617
Normalizing items (after-tax):
Gain on sales of investment securities	—	(22)	(3,652)	(38)	(4)
Fines and penalties	4,110
Fair value of standby commitment	1,158
Merger and other strategic initiative expense	1,980	418	2,786	1,243	22
Early extinguishment of debt	—	—	—	—	3,336
Normalized net income	$16,660	$10,340	$14,098	$15,374	$18,971

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision operating earnings, revenue and normalized net income. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from period to period. In the pre-tax, pre-provision operating earnings non-GAAP financial measure, the provision for loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities and early extinguishment of debt are excluded from the determination of operating results. The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income adjusted by investment securities gains and losses. The normalized net income non-GAAP measure is equal to net income adjusted for gains and losses on investment securities, fines and penalties, fair value of standby commitment, merger and other strategic initiative expense and early extinguishment of debt. These are items which management has deemed to be outside the normal course of business operations.